Exhibit 99.3

MEC	☐	Interim Financial Statements	+

Under securities regulations, holders may elect annually to receive financial statements by mail by completing and returning this card, or by registering online at www.computershare.com/ca/mailinglist.

Computershare will use the information collected solely for the mailing of such financial statements. You may view our Privacy Code online or by requesting that we mail you a copy.

Please place my name on your financial statements mailing list.

Name

Apt.                        Street Number                                  Street Name

City                                                                                                       Prov./State              Postal Code/Zip Code

☐    MBOQ                                                     3 Q E N                                                                     +